EXHIBIT 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND INTEREST AMOUNTS SET FORTH BELOW.

3% PROMISSORY NOTE DUE AUGUST 31, 2019

OF

LIBERATOR, INC.

Note No.: 1 - 2014	Original Principal Amount: $700,000.00
Issuance Date: September 5, 2014	New York, New York

This Note (“Note”) is a duly authorized Note of LIBERATOR, INC., a corporation duly organized and existing under the laws of the State of Florida (the “Company”), designated as the Company's 3% Promissory Note Due AUGUST 31, 2019 (“Maturity Date”) in the principal amount of Seven Hundred Thousand Dollars (US$700,000.00) (the “Note”).

For Value Received and Consideration Provided Under Section 6, the Company hereby promises to pay to the order Hope Capital Inc. or its registered assigns or successors-in-interest (“Holder”) the principal sum of Seven Hundred Thousand Dollars (US$700,000.00), together with all accrued but unpaid interest thereto, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid with or converted into the Company's Common Stock (the “Common Stock”), in accordance with the terms hereof. This Note shall accrue interest daily on the unpaid principal balance hereof at the rate of 3% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion in accordance with the terms hereof. Such interest shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year and shall be payable in accordance with Section 2 hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5(a), at the rate (the “Default Rate”) equal to twelve percent (12%) per annum or, if lower, the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid default interest and interest amounts, and fees and any remaining amount to principal.

All payments of principal, interest and default interest on this Note which are not paid in shares of Common Stock as permitted or required hereunder shall be made in lawful money of the United States of America by check or wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by Company check. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

The following terms and conditions shall apply to this Note:

Section 1.                Definitions. For purposes hereof the following terms shall have the meanings ascribed to them below:

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt evidenced by this Note, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors;; or (f) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Company” includes the corporation initially executing this Note and any entity or person which shall succeed to or assume the obligations and/or assets of the Company under this Note.

“Conversion Price” shall equal $0.10 per share, which Conversion Price shall be subject to adjustment as set forth herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid Interest Amounts hereunder, and (iii) any default payments (including default interest) owing under the Note but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the OTC Markets or such other principal market, exchange or electronic quotation system on which the Common Stock is then listed for trading.

“Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.                Principal and Interest. Interest (the “Interest Amount”) shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year and shall accrue on the unpaid principal from the date hereof at an annual rate of three percent (3%) (the “Interest Rate”). Principal and interest payments will be made monthly starting on October 1, 2014 and continue on the first day of each month thereafter (each, a “Monthly Payment”) for 60 monthly payments as per the following payment schedule below. In the event that the Company fails to make a Monthly Payment on or before ten (10) Business Days from the Monthly Payment date, then upon written notice from the Holder, such Monthly Payment shall be subject to a five (5%) per cent late fee.

Payments 1 to 12	$ 9,405.60
Payments 13 to 24	$10,816.44
Payments 25 to 36	$12,438.90
Payments 37 to 48	$14,304.74
Payments 49 to 60	$16,450.45

This amortized loan shall be in accordance with the Loan Amortization schedule annexed as Exhibit A.

Section 3.                Conversion.

(a)                Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, upon an Event of Default the Holder shall have the right, at such Holder's option, at any time and from time to time following the Event of Default to convert the outstanding Principal Amount into Common Stock under this Note in whole or in part by delivering a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”), which may be transmitted by facsimile. At any time from and after the Effective Date and prior to the Maturity Date, if an Event of Default shall have occurred, the Holder shall have the option to choose to receive, in lieu of cash payment hereunder that number of fully paid and non-assessable shares of Common Stock of the Company initially executing this Note and any entity or person which shall succeed to or assume the obligations and/or assets of the Company, determined by dividing the aggregate unpaid Principal Amount due on this Note as of the date of the Conversion Notice by the Conversion Price. Notwithstanding anything to the contrary herein, only that portion of this Note and the outstanding Principal Amount hereunder shall be convertible into Common Stock if and to the extent that such conversion would not result in the Holder hereof exceeding the limitations contained in, or otherwise violating the provisions of, Section 3(i) below.

(b)               Common Stock Issuance Upon Conversion. Upon conversion of this Note pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances, except as otherwise required under the Securities Act, as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price. The date of any Conversion Notice hereunder shall be referred to herein as the “Conversion Date”. If a conversion under this Note cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Company shall promptly deliver to the Holder (but no later than five Business Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been surrendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Note to the Company upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted. The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion.

(c)                Conversion Price Adjustments.

(i)                 Stock Dividends, Splits and Combinations. If the Company or any of its subsidiaries, at any time while the Note is outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)               Rounding of Adjustments. All calculations under this Section 3 or Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(iii)             Notice of Adjustments. Whenever any Conversion Price is adjusted pursuant to Section 3(c)(i) above, the Company shall promptly deliver to the holder of the Note, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

(iv)             Notice of Certain Events. If:

A.	the Company shall declare a dividend (or any other distribution) on its Common Stock; or

B.	the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

C.	the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

D.	the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

E.	the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company's stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(d)               Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the holder of the Note, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 3 but without regard to any ownership limitations contained herein) upon the conversion of this Note hereunder in Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable.

(e)                No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)                Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g)               Cancellation. After all of the Principal Amount (including accrued but unpaid interest and Interest Amounts and default payments at any time owed on this Note) have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.

(h)               Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company: 2745 Bankers Industrial Drive, Atlanta, GA, 30360. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

(i)     Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Note) that have limitations on the Holder’s right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder’s “affiliates” at such time (as defined in Rule 144 of the Securities Act) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (y) upon sixty (60) days’ written notice to the Company to increase its Restricted Ownership Percentage. The Company’s obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 3(i) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

Section 4.                Prepayments. This Note may be prepaid in part (or in full) at any time prior to the Maturity Date (except as expressly provided herein), and from time to time, without premium or penalty, and without the prior consent of the Holder.

Section 5.                Defaults and Remedies.

(a)                Events of Default. An “Event of Default” is:

(i)                 a default in payment of the Monthly Payment under the Note on or after the date such payment is due; or

(ii)               if the Company is subject to any Bankruptcy Event.

(b)               Remedies. If an Event of Default occurs, subject to the Company’s ability to cure such default within sixty (60) days after written notice by the Holder to the Company, the Holder may declare all of the then outstanding Principal Amount of this Note, including any Interest Amounts due thereon at the Default Rate, to be due and payable immediately.

Section 6.                Satisfaction of Issued and Outstanding 3% Convertible Promissory Notes. This Note amends and restates in their entirety, and is given in substitution for those Notes described as a certain 3% Convertible Note issued by the Company to the Holder on June 24, 2009, as amended (the “June 2009 Note”), and that certain 3% Convertible Note issued by the Company to the Holder on September 2, 2009, as amended (the “September 2009 Note”), the June 2009 Note and September 2009 Note collectively referred to herein as the “Original Notes”.  For the avoidance of doubt, effective on the Issuance Date, the issuance of this Note satisfies any and all principal, interest, fees, and penalties under the Original Notes.  The Company and Holder shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate the cancellation of the Original Notes.

Section 7.                General.

(a)                Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid or converted hereunder (which for this purpose shall include all default interest, all Interest Amounts and all other consideration or charges deemed to be interest) exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(b)               Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

(c)                Assignment, Etc. The Holder may assign or transfer this Note in whole to any transferee. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(d)               Waiver.

(i)                 No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time. The release of any party liable under this Note shall not operate to release any other party liable under this Note.

(ii)               Except as otherwise provided herein, the Company and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, all other notices whatsoever and bringing of suit and diligence in taking any action to collect amounts called for hereunder, and will be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

(e)                Governing Law; Jurisdiction.

(i)                 Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(ii)               Jurisdiction. The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii)             No Jury Trial. The COMPANY hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

(f)                Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note.

(g)               Acknowledgment of Obligation. The Company hereby acknowledges the validity of the debt represented by this Note and further represents that the debt is due and owing without set-off or counterclaim.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

LIBERATOR, INC.

By:	/s/ Louis S. Friedman
Louis S. Friedman
Chairman, Chief Executive Officer and President

HOPE CAPITAL, INC.

By:	/s/ Curt Kramer
Curt Kramer
President

EXHIBIT A

Amortization Table

EXHIBIT B

NOTICE OF CONVERSION

The undersigned hereby elects to convert $ of the principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of LIBERATOR, INC., a Florida corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of September __, 2014 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

[ ] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

HOPE CAPITAL, INC.

1 Linden Pl., Suite 207

Great Neck, NY. 11021

Attention: Certificate Delivery

(516) 498-9890

Date of Conversion:

Applicable Conversion Price:

Number of Shares of Common Stock to be Issued

Pursuant to Conversion of the Notes:

Principal Balance Due remaining

under this Note after this Conversion:

HOPE CAPITAL, INC.

By:_____________________________

Name: Curt Kramer

Title: President

Date:

80 Cuttermill Road, Suite 410

Great Neck, NY. 11021